UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 28, 2019

Recro Pharma, Inc.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-36329	26-1523233
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

490 Lapp Road, Malvern, Pennsylvania	19355
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 395-2470

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry Into a Material Definitive Agreement.

On February 28, 2019, Recro Pharma, Inc. (the “Company”) entered into a Second Amendment to Credit Agreement and Investment Documents (the “Second Amendment”) by and among the Company, certain of the Company’s subsidiaries named as guarantors therein (the “Guarantors”), Athyrium Opportunities III Acquisition LP, as a lender and as the administrative agent for the lenders thereunder (“Athyrium”), and the other lenders named therein (the “Lenders”).

Pursuant to the Second Amendment, (i) the total commitments of the term loan credit facility governed by the Company’s Credit Agreement dated November 17, 2017 by and among the Company, the Guarantors, the Lenders and Athyrium, as previously amended by that certain First Amendment to Credit Agreement and Investment Documents, dated as of December 28, 2018 (collectively, the “Existing Credit Agreement”), was increased from $100 million to $125 million, (ii) the $15 million term B-2 loan and $15 million term C loan provided for under the Existing Credit Agreement were restructured into a $55 million term B-2 loan which was funded on the date of execution of the Second Amendment and (iii) the maturity date was extended to March 31, 2023 (the “Maturity Date”).

Beginning on March 31, 2021, the Company must repay the outstanding principal amount of the $60 million Term-A loan (the “Term A Loan”), $10 million Term B-1 loan (the “Term B-1 Loan”) and the $55 million Term B-2 loan (the “Term B-2 Loan” and collectively with the Term A Loan and the Term B-1 Loan, the “Loans”)) in quarterly installments of $3,000,000 with the outstanding principal balance due on the Maturity Date. To the extent the Company prepays, or is required to prepay, the Loans, in addition to such amount being prepaid, (i) with respect to the Term A Loan, the Company must pay a premium equal to: (a) 7.5% of the principal amount of any prepayment paid or required to be paid on or prior to March 31, 2020 plus all interest that would have accrued on the Term A Loan to and including March 31, 2020, (b) 5.00% of the principal amount of any prepayment paid or required to be paid after March 31, 2020 but on or prior to March 31, 2021, (c) 2.5% of the principal amount of any prepayment paid or required to be paid after March 31, 2021 but on or prior to March 31, 2022, and (d) 0.00% with respect to any prepayment paid or required to be paid thereafter, and (ii) with respect to the Term B-1 Loan or the Term B-2 Loan, the Company must pay a premium equal to: (a) 7.5% of the principal amount of any prepayment paid or required to be paid on or prior to March 31, 2021 plus all interest that would have accrued on the Term B-1 Loan and B-2 Loan to and including March 31, 2021, (b) 5.0% of the principal amount of any prepayment paid or required to be paid after March 31, 2021 but on or prior to March 31, 2022, and (c) 2.5% of the principal amount of any prepayment paid or required to be paid thereafter.

In addition, pursuant to the Second Amendment, the minimum liquidity covenant was increased to $12 million and the Consolidated Debt to Revenues Ratio covenant under the Existing Credit Agreement was replaced with a Consolidated Leverage Ratio covenant based on EBITDA of the Company’s CDMO segment. Such leverage ratio covenant must be no greater than 4.5 to 1.00 as of the end of any fiscal quarter of the Company.

In connection with the execution of the Second Amendment, the Company paid Athyrium (i) a $2,500,000 amendment fee, (ii) a $436,000 closing fee, (iii) an original issue discount of $11,400,000 and (iv) certain other fees and expenses, including the fees and expenses of Athyrium’s legal counsel.

The foregoing description of the Second Amendment does not purport to be complete and is qualified in its entirety by the terms and conditions of the Second Amendment, which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of Registrant.

The information set forth under Item 1.01 above is incorporated into this Item 2.03 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Second Amendment to Credit Agreement and Investment Documents, dated February 28, 2019, by and among the Recro Pharma, Inc., the guarantors party thereto, the lenders party thereto, and Athyrium Opportunities III Acquisition LP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Recro Pharma, Inc.

By:	/s/ Gerri A. Henwood
Name:	Gerri A. Henwood
Title:	Chief Executive Officer

Date: March 4, 2019